EXHIBIT 10.39

SECURED PROMISSORY NOTE AND

AMENDMENT TO THE PRIOR SECURED PROMISSORY NOTES

$100,000March 6, 2019

IN EXCHANGE FOR THE FUNDS RECEIVED, GEOSPATIAL CORPORATION (the “Borrower”), and its wholly owned subsidiary, Geospatial Mapping Systems, Inc. (“GMS”), promise to pay to the order of David Truitt, an individual residing in the Commonwealth of Virginia (the "Lender"), at such place as the Lender may designate, the outstanding principal sum of One Hundred Thousand Dollars ($100,000.00), with interest payable as set forth in this Secured Promissory Note (“Note”). The Note principal and interest shall be payable in lawful money of the United States of America.

Interest on this Note shall accrue at an annual rate of ten percent (10%) based on the unpaid principal sum and any unpaid accrued interest based on a three hundred sixty (360) day calendar year.  The Borrower agrees to make monthly payments of principal and accrued interest to the Lender equal to fifty percent (50%) of any collections of accounts receivable by Borrower and/or GMS, until the principal and accrued interest of this Note are both paid in full.

Each month starting in March 2019, on or before the fifth (5th) day of the following month (i.e. starting on April 5, 2019), the Borrower shall deliver to Lender a report showing the amount of any account receivable collected for the prior month, and the amount of the any outstanding accounts receivable for each account of Borrower and/or GMS, along with payment to Borrower.

This Note is secured by the Borrower’s assets pursuant to the terms of the Security Agreement dated April 2, 2015 between the Borrower and the Lender, and the Security Agreement dated April 2, 2015 between the Lender and GMS.

The Borrower and Lender agree that the funds delivered to Borrower from Lender for this Note may only be used in connection with expenses directly related to the completion of sales opportunities and projects of Borrower that create accounts receivables for Borrower and/or GMS from and after March 1, 2019.  These funds may not be used for any other purpose, including but not limited to the payment of salaries or other compensation for any executive of Borrower, including Mark Smith, Troy Taggart and Thomas Oxenreiter.

 The Borrower may prepay the principal and accrued interest of this Note, in whole or in part, at any time.

The entire unpaid principal sum of this Note, together with any unpaid accrued interest shall become immediately due and payable upon the occurrence of an event of default (an “Event of Default”).  An Event of Default shall be deemed to have occurred upon (a) the collection of any accounts receivable on or after March 1, 2019 and the nonpayment of at least fifty percent (50%) of those collected funds to Lender on or before the fifth (5th) day of the month following the receipt of the money attributable to the accounts receivable; (b) the pledge, lease or other disposition of the accounts receivable or other assets of the Borrower or GMS; (c) the merger, consolidation, reorganization, dissolution, or termination of the Borrower or GMS; (d) the filing by or against Borrower or GMS of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or a similar proceeding; (e) any assignment for the benefit of creditors other than to Lender, (f) a default with respect to any other indebtedness of Borrower or GMS to any lender, other than the Lender, if the effect of the default is to cause or permit the acceleration of debt, (g) the entry of a final judgment against Borrower or GMS in an amount exceeding $100,000 unless it is discharged within thirty (30) days from the entry of judgment; or (h) if the Borrower or GMS cease to do business as a going concern.  Upon the occurrence of any Event of Default, interest shall accrue on the unpaid balance of this Note at a fixed rate of fifteen percent (15%) per annum from the date of the Event of Default, the entire principal balance and unpaid accrued interest of this Note shall be due in full, and Lender shall have the rights to all of the remedies contained in the aforementioned Security Agreements dated April 2, 2015 and any loan documents relating to the prior loans or notes.

In addition, as consideration for this Note, Borrower and Lender agree that after all of the principal and accrued interest on this Note are both repaid in full, Borrower shall remit to Lender twenty percent (20%) of any collections of accounts receivable by Borrower or GMS on or before the 5th day of the month following the date of collection in payment for the outstanding principal and interest on the Secured Promissory Notes between the Lender and the Borrower dated April 2, 2015 in the amount of $1,000,000, January 27, 2016 in the amount of $250,000, and December 14, 2016 in the amount of $100,000, until the principal and unpaid accrued interest on the prior Secured Promissory Notes are paid in full.  Borrower shall also continue to send to Lender each month, on or before the fifth (5th) day of the following month, a report showing the amount of any account receivable collected for the prior month and the amount of the any outstanding accounts receivable for each account of Borrower and/or GMS along with payment to Borrower.  This provision shall constitute an amendment to the prior Secured Promissory Notes dated April 2, 2015, January 27, 2016, and December 14, 2016 and any loan documents relating to the prior loans or notes.

This Note shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Virginia.  The Borrower (i) irrevocably submits to the exclusive jurisdiction of any Virginia state court or federal court sitting in the Commonwealth of Virginia with respect to any suit, action or proceeding relating to this Note, (ii) waives any objection which it may now or subsequently have with respect to venue, including that any suit, action or proceeding brought in a Virginia court is an inconvenient forum, (iii) waives the right to object that any Virginia court does not have jurisdiction over Borrower or GMS, and (iv) consents to service of process in any suit, action or proceeding by the mailing of copies to it by certified mail to the address of Borrower.

The Borrower agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by Borrower or any successor or assignee of Borrower with respect to this Note or which in any way relates, directly or indirectly, to the obligations of Borrower to Lender under this Note, or the actions or inactions of Borrower, shall be tried by a court and not by a jury.  Borrower hereby expressly waives any right to a trial by jury in any suit, action or proceeding and acknowledges and agrees that this provision is a specific and material aspect of this Note and that the Lender would not enter into this transaction if this provision were not part of this Note.

If any provision of this Note is held to be invalid, illegal or unenforceable for any reason, or if any provision of this Note operates or would prospectively operate to invalidate this Note, then only the offending provision shall be deemed null and void and it shall not affect any other provision (or remaining part of the affected provision) of this Note, and the remaining provisions (or remaining part of the affected provision) of this Note shall all remain operative and in full force and effect.

Borrower waives presentment, protest and demand, notice of protest, notice of demand and dishonor, and notice of non-payment of this Note.

WITNESS the signature and seal of Borrower as of the day and year first above written.

WITNESS:	GEOSPATIAL CORPORATION

/s/ Thomas R. Oxenreiter	By:	/s/ Mark Smith	(SEAL)
Mark Smith, CEO

Signature Block for the Amendment for the Prior Notes:

DAVID TRUITT:	GEOSPATIAL CORPORATION

/s/ David Truitt	By:	/s/ Mark Smith	(SEAL)
Mark Smith, CEO

DAVID TRUITT:	GEOSPATIAL MAPPING SYSTEMS, INC.

/s/ David Truitt	By:	/s/ Mark Smith	(SEAL)
Mark Smith, CEO